Exhibit 99.1

              ConocoPhillips Reports Fourth-Quarter Net
          Income of $3.2 Billion or $1.91 Per Diluted Share

      Results include $0.17 per share reduction due to previously disclosed impairments


    HOUSTON--(BUSINESS WIRE)--Jan. 24, 2007--ConocoPhillips
(NYSE:COP):

                         Earnings at a glance

                              Fourth Quarter         Twelve Months
----------------------------------------------------------------------
                             2006       2005       2006       2005
----------------------------------------------------------------------
Income from continuing         $3,197      3,782    $15,550     13,640
 operations                   million    million    million    million
Income (loss) from
 discontinued operations         $ -        (15)       $ -        (23)
Cumulative effect of
 changes in accounting
 principles                      $ -        (88)       $ -        (88)
Net income                    $3,197      3,679    $15,550     13,529
----------------------------------------------------------------------
Diluted income per share
   Income from continuing
    operations                 $1.91       2.69      $9.66       9.63
   Net income                  $1.91       2.61      $9.66       9.55
----------------------------------------------------------------------
Revenues(a)                     $41.5       51.3     $183.7      179.4
                              billion    billion    billion    billion
----------------------------------------------------------------------

(a) Effective April 1, 2006, revenues no longer include the sales portion of buy/sell contracts, reflecting the adoption of EITF No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty."

    ConocoPhillips (NYSE:COP) today reported fourth-quarter net income of $3,197 million, or $1.91 per share, which includes a $0.17 per share reduction due to previously disclosed impairments. This compares with $3,679 million, or $2.61 per share, for the same quarter in 2005. Revenues were $41.5 billion, versus $51.3 billion a year ago.

    "We continued to experience operational challenges in our upstream business during the quarter. While operations at the Prudhoe Bay oil field substantially recovered from third-quarter disruptions, we experienced weather-related transportation delays in Alaska that impacted fourth-quarter production. We also experienced unplanned downtime related to compressor maintenance at the Britannia field in the U.K. sector of the North Sea," said Jim Mulva, chairman and chief executive officer. "With respect to our upstream operations, we produced 2.49 million BOE per day, including an estimated 0.44 million BOE per day from our LUKOIL Investment segment. In our downstream business, the crude oil capacity utilization rate was 94 percent during the quarter, but we were impacted by significantly lower margins."

    Fourth-quarter net income was negatively impacted $0.17 per share by two previously disclosed impairments. Refining and Marketing results were impacted by an after-tax impairment of $192 million related to certain domestic marketing assets held for sale. Exploration and Production results included an after-tax asset impairment of $93 million due to declining well performance and drilling results in the Canadian Rockies Foothills area.

    "We ended the year with debt of $27.1 billion and a debt-to-capital ratio of 24 percent," said Mulva. "During the quarter, we generated $5.6 billion in cash from operations, funded $4.2 billion for our capital program, reduced debt by $700 million, paid $600 million in dividends, and repurchased $250 million of outstanding ConocoPhillips common stock.

    "For the year, we funded $16.3 billion for our capital program, reduced debt by $5.1 billion subsequent to the Burlington Resources acquisition, paid $2.3 billion in dividends, and repurchased $925 million of outstanding ConocoPhillips common stock. This was accomplished using $21.5 billion in cash from operations, $550 million in proceeds from asset sales, and other available cash."

    For the twelve months of 2006, net income was $15,550 million, or $9.66 per share, versus $13,529 million, or $9.55 per share, for 2005. Revenues were $183.7 billion, versus $179.4 billion a year ago.

    The results for ConocoPhillips' business segments follow.

    Exploration and Production (E&P)

    Fourth-quarter financial results: E&P net income was $2,087 million, up from $1,904 million in the third quarter of 2006 and down from $2,426 million in the fourth quarter of 2005. The increase from the previous quarter primarily was due to the negative impact of tax legislation on third-quarter results, higher crude oil sales volumes, and lower depreciation, depletion and amortization (DD&A) expense in the fourth quarter. This increase was partially offset by lower crude oil prices, increased exploration expense, and the Canadian asset impairment. The decrease from the fourth quarter of 2005 primarily was due to lower realized natural gas prices, increased exploration expense, and the Canadian asset impairment. The decrease from the fourth quarter of 2005 was partially offset by the inclusion of Burlington Resources' results and higher realized crude oil prices.

    Daily production from the E&P segment, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 2.05 million barrels of oil equivalent (BOE) per day, which was similar to the average production in the previous quarter and up from 1.59 million BOE per day in the fourth quarter of 2005. The increase from the fourth quarter of 2005 primarily was due to the addition of 487,000 BOE per day from the Burlington Resources assets, which reflects downtime of 13,000 BOE per day in the Irish Sea. Other increases of 81,000 BOE per day related to Libya and the Timor Sea. These increases were partially offset by a decrease of 111,000 BOE per day, primarily from Alaska (45,000 BOE per day), the United Kingdom (34,000 BOE per day) and Vietnam (14,000 BOE per day). Before-tax exploration expenses were $391 million in the fourth quarter of 2006, versus $197 million in the previous quarter and $229 million in the fourth quarter of 2005.

    Twelve-months financial results: E&P net income for 2006 was $9,848 million, up from $8,430 million in 2005, primarily due to higher realized crude oil prices and the inclusion of Burlington Resources' results. This increase was partially offset by lower realized natural gas prices, tax legislation impacts, higher DD&A and operating expenses, asset impairments, and higher exploration expense.

    Midstream

    Fourth-quarter financial results: The Midstream segment includes the company's 50 percent interest in Duke Energy Field Services, LLC
(DEFS), which effective January 1, 2007, changed its name to DCP Midstream, LLC. Midstream fourth-quarter net income was $89 million, down from $169 million in the previous quarter and $147 million in the fourth quarter of 2005. The decrease from the previous quarter primarily was due to lower natural gas liquids prices and the impact of a third-quarter 2006 tax adjustment for assets sold in 2005. The decrease from the fourth quarter of 2005 primarily was due to lower natural gas liquids prices.

    Twelve-months financial results: Midstream net income for 2006 decreased to $476 million, from $688 million in 2005. The decrease primarily was due to the 2005 restructuring of ConocoPhillips' ownership in DEFS, partially offset by higher 2006 natural gas liquids prices.

    Refining and Marketing (R&M)

    Fourth-quarter financial results: R&M net income was $919 million in the fourth quarter, down from $1,464 million in the previous quarter and $973 million in the fourth quarter of 2005. The decrease from the third quarter of 2006 primarily was due to lower worldwide refining and marketing margins, partially offset by $57 million in lower impairments on assets held for sale. In addition, third-quarter results included a $111 million benefit related to business interruption insurance.

    The decrease from the fourth quarter of 2005 primarily was due to lower worldwide refining and domestic marketing margins and the fourth-quarter 2006 impairment, partially offset by higher domestic refining volumes reflecting fourth-quarter 2005 hurricane impacts, lower utility costs, and a lower effective tax rate in the fourth quarter of 2006. Net income in the fourth quarter of 2005 also included a charge related to the cumulative effect of a change in accounting principle.

    The domestic refining crude oil capacity utilization rate for the fourth quarter remained at 96 percent. The international crude oil capacity utilization rate was 87 percent, compared with 89 percent in the previous quarter. The decrease primarily was due to planned downtime at the Wilhelmshaven, Germany, refinery.

    Worldwide, R&M's refining crude oil capacity utilization rate averaged 94 percent, compared with 95 percent in the previous quarter and up from 88 percent in the fourth quarter of 2005. Before-tax turnaround costs were $94 million in the fourth quarter of 2006, versus $42 million in the previous quarter and $86 million in the fourth quarter of 2005.

    Twelve-months financial results: R&M net income during 2006 was $4,481 million, compared with $4,173 million in 2005. The increase was due to higher domestic refining and marketing margins and domestic refining volumes, the business interruption insurance benefit, and the fourth-quarter 2005 charge related to the cumulative effect of a change in accounting principle. The increase was partially offset by $441 million after-tax in impairments on assets held for sale recognized in the third and fourth quarters of 2006, and higher depreciation expense.

    LUKOIL Investment

    Fourth-quarter financial results: LUKOIL Investment segment net income was $302 million, down from $487 million in the previous quarter and up from $189 million in the fourth quarter of 2005. The results include ConocoPhillips' estimated weighted-average equity share of OAO LUKOIL's (LUKOIL) income for the fourth quarter based on market indicators and historical production trends for LUKOIL. The company's equity ownership interest in LUKOIL at the end of the fourth quarter was 20 percent of LUKOIL's 851 million authorized and issued shares and 20.6 percent based on an estimated 826 million shares outstanding.

    The decrease in net income from the previous quarter primarily was due to lower estimated commodity prices, partially offset by a net benefit from alignment of the company's estimate of net income to LUKOIL's reported results. The increase from the fourth quarter of 2005 primarily was due to ConocoPhillips' increased equity ownership, higher estimated volumes, and a net benefit from alignment of the company's estimate of net income to LUKOIL's reported results.

    For the fourth quarter of 2006, ConocoPhillips estimated its equity share of LUKOIL production was 438,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 220,000 barrels per day.

    Twelve-months financial results: Net income for 2006 increased to $1,425 million, from $714 million in 2005. The increase primarily was due to ConocoPhillips' increased equity ownership, higher estimated prices and volumes, and a net benefit from alignment of the company's estimate of net income to LUKOIL's reported results.

    Chemicals

    Fourth-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported net income of $98 million, compared with $142 million in the third quarter of 2006 and $114 million in the fourth quarter of 2005. The decrease from the third quarter primarily was attributed to lower olefins and polyolefins margins and volumes and a $16 million asset retirement, partially offset by an increased business interruption insurance benefit. The decrease from the fourth quarter of 2005 was largely due to lower olefins and polyolefins margins and the asset retirement, partially offset by lower utility costs and a business interruption insurance benefit.

    Twelve-months financial results: Chemicals 2006 net income increased to $492 million, compared with $323 million in 2005. The increase primarily was due to higher olefins and polyolefins margins and volumes, lower utility costs, and business interruption insurance benefits.

    Emerging Businesses

    The Emerging Businesses segment had net income of $8 million in the fourth quarter of 2006, compared with $11 million in the third quarter of 2006 and a net loss of $5 million in the fourth quarter of 2005.

    Corporate and Other

    Fourth-quarter Corporate expenses, after tax, were $306 million, compared with $301 million in the previous quarter and up from $165 million in the fourth quarter of 2005. The increase from the fourth quarter of 2005 was largely attributed to higher interest expense due to higher debt, partially offset by favorable foreign exchange impacts.

    Total debt at the end of the fourth quarter was $27.1 billion, a reduction of $700 million from the end of the third quarter. The company's debt-to-capital ratio was 24 percent, compared to 25 percent at the end of the third quarter.

    The company's fourth-quarter tax provision was 46.0 percent. This is compared with 46.1 percent in the third quarter, excluding the one-time impact of U.K. tax legislation enacted in the same period, and 51.2 percent including this item.

    Outlook

    Mr. Mulva concluded:

    "We achieved another year of strong financial results that allowed us to provide value to our shareholders by selectively investing in projects to deliver energy to consumers worldwide, reducing debt, increasing dividends, and repurchasing our shares.

    "We are pleased to start 2007 with the closing of the transaction to create an integrated North American heavy oil business with EnCana. Integration efforts are progressing well, in line with our expectations.

    "Having completed our LUKOIL share purchase, we look forward to further strengthening our strategic relationship and continuing to develop joint opportunities beneficial to both companies.

    "Looking ahead to the first quarter, we anticipate the company's E&P segment production to be lower than the fourth quarter. Increased production from the upstream EnCana joint venture is expected to be offset by the effect of U.S. and Canadian asset dispositions. Continued improvement in production at Prudhoe Bay is expected to be offset by downtime in the North Sea and the early fourth-quarter completion of the recovery of underlifts in Libya. In addition, OPEC production quota reductions impacting Venezuela and Libya are expected to reduce first-quarter production. If the currently announced quotas continue through the first quarter, we anticipate first-quarter production will be negatively impacted by approximately 30,000 BOE per day.

    "In our downstream refining business, we expect crude oil capacity utilization to be in the mid-90-percent range in the first quarter. Our crude oil refining capacity as of January 1, 2007, is 2,729,000 barrels per day, down from 2,901,000 barrels per day, reflecting the contribution of our Wood River and Borger refineries to the downstream joint venture with EnCana. Turnaround costs are anticipated to be approximately $60 million for the quarter.

    "We recently announced a new $1 billion share repurchase program and anticipate first-quarter 2007 share repurchases to be approximately $750 million. The company expects to announce its total share repurchase plan for 2007 before the end of the first quarter.

    "Our asset rationalization efforts generated proceeds of approximately $0.5 billion in 2006 and a further $1 billion this month. The balance of our rationalization efforts remains on target.

    "We look forward to updating the investment community on the status of our financial and operating plans, as well as our continuing asset rationalization efforts, at our March 14 meeting in New York."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 38,400 employees, $165 billion of assets, and $184 billion of revenues as of December 31, 2006. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 11 a.m. Eastern time today.

    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Investor Information" link.

    For financial and operational tables and detailed supplemental information, go to http://www.conocophillips.com/investor/reports/index.htm

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," and "resources" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.


    CONTACT: ConocoPhillips
             Becky Johnson, 281-293-6743 (media)
             or
             Gary Russell, 212-207-1996 (investors)